 Exhibit 99.1

Celsius Holdings Secures $15 Million Strategic Investment to Extend their Product Offerings into the Entertainment, Gaming, Music and Sports Platform.

Investment by strategic partners, including Horizons Ventures,

China music sensation G.E.M., and zVentures - the investment arm of Razer - re-affirms strong confidence in the CELSIUS® brand

Boca Raton, FL (March 14, 2017) – Celsius Holdings, Inc. (OTCQX: CELH), the makers of CELSIUS®, the leading global fitness drink, today announced completion of an additional strategic investment of $15 million, led by Hong Kong based Horizons Ventures, a private investment arm of Mr. Li Ka-Shing. The investor group also includes leading Asian singer/songwriter G.E.M, and zVentures - the strategic investment arm of Razer, the world’s leading lifestyle brand for gamers.

“The expansion of our partnership with Horizons Ventures, as well as the backing by several new strategic investors, signifies continued confidence in the CELSIUS® brand,” said John Fieldly, Interim President and CEO of Celsius Holdings, Inc. “This will help us continue to grow our brand, expand product distribution and reach new consumers by leveraging their networks.”

"We are pleased to have these key strategic investors participate in this financing round. With their expertise in the music, gaming and sports categories, we believe CELSIUS® is positioned to become a strong player, particularly in the Asian market," said Chris Lai of Horizons Ventures, a director of Celsius Holdings, Inc.

The Company believes that together, these investors will all play a key role for CELSIUS® in garnering the attention of consumers globally.

CELSIUS® is the emerging brand leader for fitness loyalists, as a culture of consumers who want to “Live Fit™,” embrace CELSIUS® as a lifestyle brand that offers unique, proven benefits which accelerate metabolism and burn body fat, while providing healthy energy.

On the heels of revenue growth of 47% for the fourth quarter of 2016, Celsius Holdings, Inc., will use the proceeds of this recent investment to further fund global growth and expand product innovation.

Additional information may be found in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission. Disclosures can be found on the Company’s online disclosure portal at: http://www.otcmarkets.com/stock/CELH/filings

For additional information, please visit www.CELSIUS.com, and for all press inquiries and product samples, please contact John Filizzola at john@co-opagency.com.

Investor Relations Contact:

Hayden IR

Cameron Donahue, Partner

(651) 653-1854

cameron@haydenir.com

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTCQX: CELH), founded in April, 2004, is a global company, with a proprietary, clinically proven formula for flagship brand CELSIUS®. Celsius Holdings, Inc., has a corporate mission to become the global leader of a branded portfolio which is proprietary, clinically proven or patented in its category, and offers significant health benefits.

The original CELSIUS® product line comes in seven delicious sparkling and non-carbonated flavors, and in powder stick packets which can be mixed with water. CELSIUS® has no preservatives, aspartame, high fructose corn syrup or artificial flavors or colors and is both non-GMO and very low in sodium. The CELSIUS® line of products is kosher and vegan certified, soy, gluten, and sugar free.  The new CELSIUS® new natural line, which is in the process of being introduced to the retail market is available in six refreshing flavors, three sparkling - grapefruit, cucumber lime, orange pomegranate, and three non-carbonated - pineapple coconut, watermelon berry and strawberries & cream.